Exhibit 10.78
BUSINESS OBJECTS S.A.
CHANGE OF CONTROL SEVERANCE AGREEMENT
     This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between                     (the “Employee”) and the employer, Business Objects S.A. (the “Company”), effective as of                     (the “Effective Date”).
RECITALS
     1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The board of directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
     2. The Board believes that it is in the best interests of the Company to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control.
     3. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     4. Certain capitalized terms used in the Agreement are defined in Section 4 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Term of Agreement. This Agreement shall terminate at the earlier of the following events:
          (a) Upon termination of the employment agreement between the Company and the Employee (the “Employment Agreement”), if such termination is not relating to a Change of Control;
          (b) Upon termination of this Agreement by mutual consent of the parties; or
Change of Control Template (localized for French employees) — October 2006

          (c) Upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
     The Employee shall not be entitled to any payments, benefits, damages, awards or other compensation provided by this Agreement in case of termination of this Agreement mentioned in paragraphs (a) and (b) above.
     2. Employment Agreement. The Company and the Employee acknowledge that the Employee’s employment is and shall be governed by the French labor law and the terms of the Employment Agreement.
     3. Severance Benefits.
          (a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control. If within twelve (12) months following a Change of Control (i) the Employee has “Good Reason” (as defined herein) (á) to terminates his or her Employment Agreement or (e) to consider that he or she was terminated according to applicable French law criteria; or (ii) the Company terminates the Employment Agreement for other than “Cause” (as defined herein), the Employee shall receive the following severance benefits from the Company:
               (i) Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes and social charges) equal to 100% of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employment Agreement termination, whichever is greater) plus 100% of the Employee’s target bonus for the fiscal year in which the Change of Control or the Employment Agreement termination, whichever is greater. This amount includes the non-competition indemnity and any eventual statutory severance indemnity set by French labor law, the Employment Agreement and/or the Collective Bargaining Agreement (Convention Collective).
               (ii) Options;. All of the Employee’s then outstanding options to subscribe or purchase shares of the Company’s shares (the “Options”) shall immediately vest and become exercisable. The Options shall remain exercisable following the termination for the period prescribed in the respective option agreements. For the Company’s shares underlying Option that are subject to an holding period obligation, such holding period obligation shall be immediately cancelled. The Employee, hereby, acknowledges and agrees that this Agreement, amends the stock options agreement(s) signed by the Employee and the Company.
               (iii) Company’s shares allocated under sections L.225-197-1 et seq. of the French Commercial Code: If Company’s shares allocated to the Employee, according to sections L.225-197-1 et seq. of the French Commercial Code, are cancelled due to Employment Agreement termination during the vesting period, the Employee shall receive an indemnity amount equal to the number of allocated Company’s shares, multiplied by the closing price of one Company’s share on Eurolist by Euronext TM the trading day before the termination date of the Employment Agreement, multiplied by the number of whole months since the allocation date and divided by the number of months of the vesting period.
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               (iv) Continued Employee Benefits. Company-paid medical insurance and life insurance coverage at the same level of coverage as was provided to the Employee immediately prior to the Change of Control, except coverage for for professional invalidity and incapacity (invalidité et incapacité du travail), and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”) will continue as set out in this subparagraph. If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) twelfe (12) months from the date of termination, (ii) the date upon which the Employee and his dependents become covered under another employer’s group medical insurance and life insurance plans that provide Employee and his or her dependents with comparable benefits and levels of coverage, (iii) . the date upon which the Employee ceases to be eligible for such medical insurance and life insurance coverage, according to French Social Security Code and/or the insurance agreement.
          (b) Timing of Severance Payments. The severance payment to which Employee is entitled shall be paid by the Company to Employee in cash and in full, not later than ten (10) calendar days after the date of the termination of Employee’s employment. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s estate.
          (c) Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates within twelve (12) months following a Change of Control (i) voluntarily by the Employee other than for Good Reason or (ii) for Cause by the Company, then the Employee shall not be entitled to any payments, benefits, damages, awards or other compensation provided by this Agreement. The Employee shall be entitled to receive severance and any other benefits only as may then be established under French law, the Employment Agreement and/or the Collective Bargaining Agreement..
          (d) Termination Apart from Change of Control. In the event the Employee’s employment is terminated for any reason, either prior to a Change of Control or after the twelve (12) month period following a Change of Control, then the Employee shall not by entitled to any payments, benefits, damages, awards or other compensation provided by this Agreement. The Employee shall be entitled to receive severance and any other benefits only as may then be established under French law, the Employment Agreement and/or the Collective Bargaining Agreement.
          (e) Exclusive Remedy. In the event of a termination of Employee’s employment within twelve (12) months following a Change of Control, the provisions of this Section 3 are intended to include the non-competition indemnity and any eventual statutory severance indemnity set by French labor law, the Employment Agreement and/or the Collective Bargaining Agreement and to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, and the Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment within twelve (12) months following a Change in Control other than those benefits expressly set forth in this Section 3.
     4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
Change of Control Template (localized for French employees) — October 2006

(a) Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of, or plea of nolo contendere to, a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part which, if curable, continues for a period of not less than thirty (30) days following delivery to Employee of the written demand of performance.
(b) Change of Control. “Change of Control” means the occurrence of any of the following, in one or a series of related transactions:
(i) Any physical person or entity, acting alone or in concert, becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting rights represented by the Company’s then outstanding voting securities; or
(ii) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
(c) Good Reason. “Good Reason” means without the Employee’s express written consent (i) a substantial reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being
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acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the subsidiary or business unit substantially containing the Company’s business following a Change of Control) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason;” provided, further, that Employee’s acceptance of a new position on or after a Change of Control shall not in and of itself constitute express written consent that such position does not constitute a substantial reduction in Employee’s duties, title, authority or responsibilities; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from such Employee ‘s then present location. Notwithstanding the foregoing, Good Reason shall not exist based on conduct described above unless Employee provides the Company with written notice specifying the particulars of the conduct constituting Good Reason, and the conduct described (if reasonably susceptible of cure) has not been cured within thirty (30) days following receipt by the Company of such notice.
     5. Successors.
The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) and/or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement described in this Section 5 or which becomes bound by the terms of this Agreement by operation of law.
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     6. Notice.
(a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective (a) on the day of first presentation by French Postal Service, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
(b) Notice of Termination. Any termination by the Company (or any parent or subsidiary of the Company), for Cause or by the Employee for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 6(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
     8. Miscellaneous Provisions.
(a) Accounting and Tax treatments. The parties agree to amend this Agreement to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Employee and any temporary or final Treasury Regulations and IRS guidance thereunder.
(b) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
(c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
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(f) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including but not limited to the [      ] Agreement dated [       ] between [      ] and [      ].
(g) Termination of [       ] Agreement. The [       ] Agreement is hereby terminated as of the Effective Date, and shall have no further force or effect.
(h) Choice of Law. The validity, interpretation, construction and performance of all aspects of this Agreement relating to whether a Change of Control has occurred shall be governed by and construed in accordance with the applicable laws of the Republic of France. French courts shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
(i) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(j) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and social security taxes.
(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	BUSINESS OBJECTS S.A.

By:

John G. Schwarz
	Title:	Chief Executive Officer

EMPLOYEE	By:

Title:
Change of Control Template (localized for French employees) — October 2006